THE BOARD OF DIRECTORS
INTERNATIONAL FINANCIAL GROUP, INC.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus and the use of the statments inserted as an exhibit to the prospectus and into the section "Selected Consolidated Financial Data".




(signature, Miller and McCollom)
MILLER AND MCCOLLOM

Lakewood, Colorado
March 7, 2000